Exhibit 99.28(a.2)

ARTICLES OF AMENDMENT

ORDINARY BUSINESS - STOCK

(1)

(2)   IronBridge Funds, Inc., a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

(3)         The charter of the corporation is hereby amended as follows:

5.4    Power to Classify.  The Board of Directors of the Corporation may classify and reclassify any unissued shares of capital stock into one or more additional or other classes or series as may be established from time to time by setting or changing in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms of such shares of stock and pursuant to such classification or reclassification to increase or decrease the number of authorized shares of stock, or shares of any existing class or series of stock. Except as otherwise provided herein, all references to capital stock shall apply without discrimination to the shares of each class or series of stock. Pursuant to such power, the Board of Directors has initially designated 225,000,000 total shares of the Corporation’s capital stock to be allocated into each of four series, each containing a single class, of shares of capital stock of the Corporation, the names of which and the number of shares allocated to each are as follows:

Name of Series	Number of Shares Initially Allocated
IronBridge Frontegra Small Cap Fund	50,000,000

IronBridge Frontegra SMID Fund	75,000,000

IronBridge Frontegra Global Fund	50,000,000

IronBridge Large Cap Fund	50,000,000

(4)   This amendment of the charter of the corporation has been approved by the directors. No stock has been issued.

We the undersigned Vice President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

(5)	/s/ John G. Davis		(5)	/s/ Ty M. Baird
	John G. Davis	Secretary		Ty M. Baird Vice President

(6) Return address of filing party:

Sharon Moy

Greenberg Traurig, LLP, 77 West Wacker Drive, Suite 3100

Chicago, Illinois 60601